UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Heinen, Roger J.
   14 Oak Park
   Bedford, MA  01730
   USA
2. Issuer Name and Ticker or Trading Symbol
   Progress Software Corporation
   PRGS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November 30, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Director
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Optio|$12.0625|10/6/|A4 (|10,000     |A  |10/6/|10/5/|Common Stock|10,000 |       |10,000      |D  |            |
n                       |        |00   |1)  |           |   |00 (2|10   |            |       |       |            |   |            |
                        |        |     |    |           |   |)    |     |            |       |       |            |   |            |
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Nonqualified Stock Optio|$12.8125|4/3/0|A   |5,000      |A  |4/3/0|4/2/1|Common Stock|5,000  |       |5,000       |D  |            |
n                       |        |1    |    |           |   |1(3) |1    |            |       |       |            |   |            |
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Nonqualified Stock Optio|$13.0840|10/10|A   |5,000      |A  |10/10|10/9/|Common Stock|5,000  |       |5,000       |D  |            |
n                       |        |/01  |    |           |   |/01 (|11   |            |       |       |            |   |            |
                        |        |     |    |           |   |4)   |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) The option should have been reported on a Form 5 for the fiscal year ending November 30, 2000 or otherwise on a voluntary basis by filing a Form
4 prior to the Form 5 filing
deadline.
(2) The option is fully vested and exercisable as of the date of grant, October 6, 2000.
(3) The option is fully vested and exercisable as of the date of grant, April 3, 2001.
(4) The option is fully vested and exercisable as of the date of grant, October 10, 2001.
SIGNATURE OF REPORTING PERSON
/s/ Roger J. Heinen, Jr.
DATE
January 8, 2002